                                                                      EXHIBIT 4b

                      STATEMENT OF RESOLUTION ESTABLISHING
                                SERIES OF SHARES

                                   designated

               SERIES A 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      and
               SERIES B 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       of

                                   MESA INC.

To the Secretary of State
of the State of Texas:

     Pursuant to the provisions of Article 2.13D of the Texas Business Corporation Act (the "TBCA"), and pursuant to Article IV of its Amended and Restated Articles of Incorporation, the undersigned, MESA Inc., a corporation organized and existing under the TBCA (the "corporation"), hereby submits the following statement for the purpose of establishing and designating series of its Preferred Stock, par value $.01, designated "Series A Cumulative Convertible Preferred Stock" and "Series B Cumulative Convertible Preferred Stock" and fixing and determining the relative rights and preferences thereof:

     I. The name of the corporation is MESA Inc.

     II. The following resolution establishing and designating series of shares and fixing and determining the relative rights and preferences thereof, was duly adopted by all necessary action on the part of the corporation, consisting of due adoption by the Board of Directors of the corporation at a meeting held on
            , 1996.

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation ("Board of Directors") in accordance with provisions of its Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), two series of Preferred Stock, par value $.01 per share, of the corporation are hereby created, and that the designation and number of shares thereof and the preferences, limitations and relative rights thereof are as follows:

     SECTION 1. DESIGNATION, NUMBER OF SHARES AND STATED VALUE OF SERIES A PREFERRED STOCK. There is hereby authorized and established a series of Preferred Stock that shall be designated as "Series A 8% Cumulative Convertible Preferred Stock" (hereinafter referred to as "Series A Preferred"), and the number of shares constituting such series shall be 140,000,000, plus, at any time, such number of shares of Series B Preferred as have been or are at such time being converted to shares of Series A Preferred pursuant to Section 16 hereof. Such number of shares may be increased, but not decreased, by resolution adopted by the majority of the full Board of Directors. The "Stated Value" per share of the Series A Preferred shall be equal to $2.26.

     SECTION 2. DESIGNATION, NUMBER OF SHARES AND STATED VALUE OF SERIES B PREFERRED STOCK. There is hereby authorized and established a series of Preferred Stock that shall be designated as "Series B 8% Cumulative Convertible Preferred Stock" (hereinafter referred to as "Series B Preferred"), and the number of shares constituting such series shall be 140,000,000. Such number of shares may be increased, but not decreased, by resolution adopted by the majority of the full Board of Directors. The "Stated Value" per share of the Series B Preferred shall be equal to $2.26.

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     SECTION 3. DEFINITIONS. In addition to the definitions set forth elsewhere herein, the following terms shall have the meanings indicated:

     "Affiliate" means (i) with respect to any Person, any other Person that directly or indirectly controls or manages, is controlled or managed by, or is under common control or management with such Person, whether through the ownership of equity interests, by contract or otherwise, and (ii) with respect to any individual, in addition to any Persons specified in clause (i), the spouse, any parent or any child of such individual and any trust for the benefit of such individual, spouse, parent or child.

     "Average Gas Equivalent Price" shall mean for any Rolling 4 Quarter Period, the average price received by the corporation during such period from sales of oil and gas production, expressed on a natural gas equivalent basis per thousand cubic feet ("Mcf") using a factor of 6 Mcf of natural gas per 1 barrel of liquids, to be calculated as follows:

          (i) the aggregate revenues of the corporation and its consolidated subsidiaries during such Rolling 4 Quarter Period from sales of natural gas, natural gas liquids and oil and condensate produced (other than that used for fuel and shrinkage) and sold by the corporation and its consolidated subsidiaries, as reported in the corporation's consolidated financial statements, divided by,

          (ii) the sum of (A) the total volume, on an Mcf basis, of natural gas produced (other than that used for fuel and shrinkage) and sold by the corporation and its consolidated subsidiaries during such Rolling 4 Quarter Period, plus (B) the product of 6 times the total number of barrels of natural gas liquids, oil and condensate, produced (other than that used for fuel and shrinkage) and sold by the corporation and its consolidated subsidiaries during such Rolling 4 Quarter Period, as derived from the corporation's consolidated financial statements.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Dallas, Texas are authorized or obligated by law or executive order to close.

     "Closing Price" with respect to a particular security on any Trading Day shall mean the last reported sales price, regular way, for such security on such Trading Day, or, in case no sale takes place on such day, the average of the closing bid and ask prices, regular way on such Trading Day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such date such security is not quoted by any such organization, the average of the closing bid and ask prices on such Trading Day as furnished by a professional market maker making a market in such security selected by the Board of Directors of the corporation. If on any such date no market maker is making a market in such security, the fair value of such shares on such date as determined in good faith by the Board of Directors shall be used.

     "Common Stock" shall mean the common stock, par value $0.01 per share, of the corporation.

     "Consolidated EBITDA" for any period, shall mean the consolidated net income or loss of the corporation for such period determined in accordance with GAAP, but excluding gains and losses not arising from operations (including, without limitation, interest income, gains and losses from investments, gains and losses from dispositions of oil and gas properties or other assets, collections and settlements of claims and litigation, adjustments of contingency reserves and other extraordinary and/or non-recurring gains and losses), plus, to the extent the following have been deducted in determining such net income or loss, interest expense, income taxes, depreciation, depletion and amortization expense and impairment expense.

     "Conversion Price" shall mean the conversion price per share of Common Stock into which the Series A Preferred and Series B Preferred is convertible, as such conversion price may be adjusted pursuant to Section 10 hereof. The initial Conversion Price will be $2.26.

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     "full Board of Directors" when used in reference to the corporation's Board of Directors, means the total number of members of the Board of Directors as fixed by, or in the manner provided in, the Articles of Incorporation and Bylaws (without regard to any then existing vacancies), including, any members elected by the holders of the Series B Preferred pursuant hereto.

     "Fixed Charge Coverage Ratio" shall mean as of the end of any Rolling 4 Quarter Period, the ratio of (i) the sum of (A) the Consolidated EBITDA for such Rolling 4 Quarter Period, plus (B) one-third of gross operating rents paid before sublease income as defined by Standard & Poor's Corporation ("Gross Rents") , if any, for such period to (ii) the sum for such Rolling 4 Quarter Period of (A) interest expense, both expensed and capitalized, of the corporation and its consolidated subsidiaries for such period, plus (B) one-third of Gross Rents for such period, plus (C) scheduled principal amortization of indebtedness (including borrowed money and capitalized leases) of the corporation and its consolidated subsidiaries.

     "GAAP" shall mean generally accepted accounting principles in the United States of America from time to time.

     "Initial Partnership Affiliates" shall mean the Partnership, the Persons that are partners of the Partnership as of the Original Issue Date of the Series B Preferred and any of their respective Affiliates so long as they remain Affiliates of the Partnership or such Persons.

     "Junior Securities" means the Common Stock or any other series of stock issued by the corporation ranking junior as to the Series A Preferred and Series B Preferred in payment of dividends or distributions or upon liquidation, dissolution, or winding-up of the corporation.

     "Market Price" per share of Common Stock as of any date shall mean the average of the daily Closing Prices for a period of twenty Trading Days ending on such date.

     "Minimum Ownership Amount" shall mean at any time, ownership of (i) at least 34,132,744 shares of Series B Preferred or (ii) such number of shares of Common Stock and Underlying Common Stock which is at least equal to 15 percent of the total number of shares of Common Stock and Underlying Common Stock outstanding at such time. For purposes of this definition, ownership of shares of Series B Preferred shall be considered to be ownership of the corresponding shares of Underlying Common Stock.

     "Minimum Ownership Condition" shall be satisfied at any time if (i) the Minimum Ownership Amount is owned in the aggregate at such time by one or more of the Initial Partnership Affiliates, (ii) at least one half of the Minimum Ownership Amount is owned and held in the aggregate at such time by one or more of the Rainwater Affiliates, and (iii) the power to vote at least a majority of the shares of Series B Preferred outstanding at such time is held by Rainwater Affiliates, which shall be satisfied (A) with respect to any shares of Series B Preferred owned by the Partnership if a Rainwater Affiliate is at such time the sole general partner of the Partnership, (B) with respect to any shares owned by a Rainwater Affiliate if at such time the right to vote such shares is not shared with any Person who is not a Rainwater Affiliate, and (C) with respect to any shares owned by a Person other than a Rainwater Affiliate, if at such time a Rainwater Affiliate shall have the sole right to vote such shares pursuant to a voting agreement, voting trust, irrevocable proxy or other similar agreement with terms reasonably satisfactory to the corporation; provided that, the corporation shall have been presented with appropriate certifications or other documentation demonstrating that the foregoing requirements have been met.

     "Non-Series A and B Directors" shall mean the members of the Board of Directors in whose election the holders of Common Stock are entitled to vote (whether or not holders of shares of any other class or series are also entitled to vote thereon).

     "Original Issue Date" shall mean with respect to the Series A Preferred or Series B Preferred, as the case may be, the date on which shares of such series are first issued.

     "Parity Security" means any class or series of stock issued by the corporation ranking on a parity with the Series A Preferred and Series B Preferred in payment of dividends or distributions or upon liquidation, dissolution or winding-up of the corporation.

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     "Partnership" shall mean DNR-Mesa Holdings, L.P., a Texas limited partnership.

     "Partnership Affiliates" shall mean the Partnership, its partners and their respective Affiliates for so long as they remain Affiliates of the Partnership or such partners.

     "Payable-in-Kind" or "Paid-in-Kind" when used in reference to any dividend payable on the shares of Series A Preferred or Series B Preferred, means payment of the dividend by issuance of that number of additional shares of Series A Preferred or Series B Preferred, as the case may be, that has an aggregate Stated Value equal to the dollar amount of such dividend then payable, rounded to the nearest whole share (i.e. if less than .5 rounded down, and if .5 or more rounded up). Shares of Series A Preferred or Series B Preferred issued as dividends Payable-in-Kind shall be duly authorized, validly issued and nonassessable and, upon issuance, shall have rights (including without limitation, dividend, voting, conversion and redemption rights) identical to the outstanding shares of Series A Preferred and Series B Preferred in respect of which they are issued.

     "Person" means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization.

     "Rainwater Affiliates" shall mean, at any time, Richard E. Rainwater and any of his Affiliates at such time. As of the date hereof, the Rainwater Affiliates include, without limitation, Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P.

     "Rolling 4 Quarter Period" means the most recently ended period of four consecutive fiscal quarters of the corporation prior to the date of determination.

     "Senior Securities" means any class or series of stock issued by the corporation ranking senior to the Series A Preferred and Series B Preferred in payment of dividends or distributions or upon liquidation, dissolution, or winding-up of the corporation.

     "Trading Day" with respect to any security means (i) if such security is listed or admitted for trading on any national securities exchange, a day on which such national securities exchange is open for trading, or (ii) if such security is not listed or admitted to trading on any national securities exchange, a Business Day.

     "Transfer Agent" means American Stock Transfer & Trust Corporation, or such other agent or agents of the corporation as may be designated by the Board of Directors as the transfer agent or conversion agent for the Series A Preferred and Series B Preferred.

     "Underlying Common Stock" means at any time, with respect to any share of Series A Preferred or Series B Preferred, the aggregate number of shares of Common Stock into which such share is then convertible at such time pursuant to
Section 10 hereof.

     SECTION 4. DIVIDENDS AND DISTRIBUTIONS.

          (a) The holders of outstanding shares of Series A Preferred and Series B Preferred shall be entitled to receive, as and when declared by the corporation, out of funds of the corporation legally available for the payment of dividends, preferential quarterly dividends at the times and at the rates provided for in this Section 4. Dividends on shares of the Series A Preferred and Series B Preferred shall be cumulative and shall accrue from and including the date of issuance of such shares to and including the date on which such shares shall have been converted into Common Stock or redeemed pursuant to Section 7 hereof. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the corporation legally available for the payment of dividends.

          (b) Dividends shall accrue on each outstanding share of Series A Preferred and Series B Preferred at the rate of eight percent (8%) per annum of the Stated Value (the "Dividend Rate") of such share. Dividends shall be payable quarterly, in arrears, as of the last Business Day of each December, March, June and September, commencing on September 30, 1996 (each, a "Dividend Payment Date").

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          (c) During the period beginning on the Original Issue Date of the
     Series B Preferred and ending on the first Dividend Payment Date on or following the fourth anniversary thereof (the "Exclusive PIK Period"), dividends on outstanding shares of Series A Preferred and Series B Preferred shall be Payable-in-Kind. After the Exclusive PIK Period, dividends on the shares of Series A Preferred and Series B Preferred shall be Payable-in-Kind or, at the corporation's option, if the "Stock Price Threshold" (as defined in subsection (d) below) or the "Coverage Ratio or Gas Price Threshold" (as defined in subsection (e) below) is satisfied as of the record date for such dividend, payable in cash.

          (d) For purposes hereof, the "Stock Price Threshold" shall be satisfied as of a record date for a Dividend Payment Date after the Exclusive PIK Period if the average of the daily Closing Prices for the Common Stock during a period of ninety (90) consecutive Trading Days preceding the tenth day prior to such record date, was more than three times the Conversion Price then in effect. Once the Stock Price Threshold has been satisfied, it shall be deemed to remain satisfied on each subsequent quarterly Dividend Payment Date regardless of any subsequent changes in the price of the Common Stock.

          (e) For purposes hereof, the "Coverage Ratio or Gas Price Threshold" shall be satisfied as of a record date for a Dividend Payment Date if either (i) the Fixed Charge Coverage Ratio as of the end of the then most recently ended Rolling 4 Quarter Period is in excess of 2.5; or (ii) the Average Gas Equivalent Price realized by the corporation during the then most recently ended Rolling 4 Quarter Period is in excess of $2.95. As a condition to the payment of cash dividends on any Dividend Payment Date, the Coverage Ratio or Gas Price Threshold must be satisfied as of the record date for such quarterly Dividend Payment Date (unless the Stock Price Threshold has been satisfied, in which case satisfaction of the Coverage Ratio or Gas Price Threshold shall not be required).

          (f) The amount of dividends payable on each Dividend Payment Date shall be determined by applying the Dividend Rate from but excluding the immediately preceding Dividend Payment Date (or from but excluding the date of issuance of shares of Series A Preferred or Series B Preferred, with respect to the first dividend period) to and including the Dividend Payment Date.

          (g) Notwithstanding the foregoing or anything else herein to the contrary, however, (i) dividends payable on any Redemption Date (as defined in Section 7 below), shall be payable in cash or in Common Stock in accordance with Section 7 hereof, and (ii) dividends payable on any final distribution date relating to a dissolution, liquidation or winding up of the corporation, shall be payable in cash only. If the payment date does not occur on a regular Dividend Payment Date, dividends shall be calculated on the basis of the actual number of days elapsed from but excluding the immediately preceding Dividend Payment Date to and including the Redemption Date or such final distribution date. Dividends payable on the shares of Series A Preferred and Series B Preferred for any period of less than a full quarterly dividend period shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

          (h) To the extent dividends are not paid in cash or Paid-in-Kind on a Dividend Payment Date, all dividends which shall have accrued on each share of Series A Preferred and Series B Preferred outstanding as of such Dividend Payment Date shall be added to the Stated Value of such share of Series A Preferred and Series B Preferred and shall remain a part thereof until paid, and dividends shall accrue at the Dividend Rate and be paid on such share of Series A Preferred and Series B Preferred on the basis of the Stated Value, as so adjusted.

          (i) Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series A Preferred and Series B Preferred as they appear on the books of the corporation at the close of business on the tenth Business Day immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board of Directors of the corporation in advance of a Dividend Payment Date, provided that no such record date shall be less than ten nor more than sixty calendar days preceding such Dividend Payment Date.

          (j) So long as any shares of Series A Preferred or Series B Preferred are outstanding;

             (i) No dividend or other distribution shall be declared or paid, or set apart for payment on or in respect of, any Junior Securities (other than dividends or distributions payable in shares of Junior

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        Securities or in rights to purchase Junior Securities), nor shall any
        Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Junior Securities).

             (ii) No dividend or other distribution, except as described in the next succeeding sentence, shall be declared or paid, or set apart for payment on or in respect of, Series A Preferred or Series B Preferred or any Parity Securities for any period unless full cumulative dividends on all outstanding shares of Series A Preferred and Series B Preferred and any Parity Securities have been or contemporaneously are declared and paid for all dividend periods terminating on or prior to the date set for payment of such dividend. When dividends are not paid in full, as aforesaid, on the shares of Series A Preferred and Series B Preferred and any Parity Securities, all dividends declared upon such Parity Securities shall be declared and paid pro rata so that the amounts of dividends per share declared and paid on the shares of Series A Preferred and Series B Preferred and such Parity Securities shall in all cases bear to each other the same ratio that unpaid dividends per share on the Series A Preferred and Series B Preferred and on such Parity Securities bear to each other.

             (iii) No shares of Series A Preferred or Series B Preferred or any Parity Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Parity Security) by the corporation unless the full cumulative dividends on all outstanding shares of Series A Preferred and Series B Preferred shall have been or contemporaneously are declared and paid for all dividend periods terminating on or prior to the date on which such redemption, purchase or other payment is to occur.

     SECTION 5. CERTAIN COVENANTS AND RESTRICTIONS. So long as any shares of Series A Preferred or Series B Preferred are outstanding;

          (a) The corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred and Series B Preferred as provided in Section 7 and Section 10, respectively, such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion of all outstanding shares of Series A Preferred and Series B Preferred and all other securities and instruments convertible into shares of Common Stock, and shall take all reasonable action within its power required to increase the authorized number of shares of Common Stock necessary to permit the conversion of all outstanding shares of Series A Preferred and Series B Preferred and all such other securities and instruments convertible into shares of Common Stock.

          (b) The corporation covenants and agrees that all shares of Common Stock that may be issued as payment of the Redemption Price or upon exercise of the conversion rights of shares of Series A Preferred and Series B Preferred will, upon issuance, be fully-paid and nonassessable.

          (c) The corporation will endeavor to make the shares of stock that may be issued as payment of the Redemption Price or upon exercise of the conversion rights of shares of Series A Preferred and Series B Preferred eligible for trading upon any national securities exchange, or any automated quotation system of a registered securities association, upon or through which the Common Stock shall then be traded prior to such delivery.

          (d) Prior to the delivery of any securities which the corporation shall be obligated to deliver upon redemption or conversion of the Series A Preferred or Series B Preferred, the corporation will endeavor to comply with all federal and state securities laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery of such securities by, any governmental authority.

          (e) The corporation shall pay all taxes and other governmental charges (other than any income or franchise taxes) that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion or redemption of Series A Preferred or Series B Preferred as provided herein. The corporation shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that

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

     of the registered holder of the shares of the Series A Preferred or Series B Preferred surrendered in connection with the conversion or redemption thereof, or involved in the issue of any certificate for shares of Series A Preferred in exchange for shares of Series B Preferred, and in such case the corporation shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid, or it has been established to the corporation's satisfaction that no tax or other charge is due.

     SECTION 6. LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution, or winding-up of the corporation (in connection with the bankruptcy or insolvency of the corporation or otherwise), whether voluntary or involuntary, before any payment or distribution of the assets of the corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any Junior Securities, the holders of the shares of Series A Preferred and Series B Preferred shall be entitled to receive an amount per share equal to the Stated Value per share held by them, plus an amount in cash equal to the full cumulative dividends accrued and unpaid thereon, to the date of such payment, whether or not declared. No payment on account of any such liquidation, dissolution or winding-up of the corporation shall be paid to the holders of the shares of Series A Preferred or Series B Preferred or the holders of any Parity Securities unless there shall be paid at the same time to the holders of the shares of Series A Preferred and Series B Preferred and the holders of any Parity Securities proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Series A Preferred and Series B Preferred and the holders of all such outstanding Parity Securities are respectively entitled with respect to such distribution. For purposes of this Section 6, neither a consolidation or merger of the corporation with one or more partnerships, corporations or other entities nor a sale, lease, exchange or transfer of all or any substantial part of the corporation's assets for cash, securities or other property shall be deemed to be a liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary.

          (b) After payment of the full amount of the liquidation preference to which the holders of shares of Series A Preferred and Series B Preferred are entitled, such holders will not be entitled to any further participation in any distribution of assets of the corporation.

          (c) Written notice of any liquidation, dissolution or winding-up of the corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 15 days prior to any payment date stated therein, to the holders of record of the shares of Series A Preferred and Series B Preferred at their respective addresses as the same shall appear in the records of the corporation.

     SECTION 7. REDEMPTION. The outstanding shares of Series A Preferred and Series B Preferred are subject to redemption in accordance with the following provisions:

          (a) Subject to the terms hereof, the corporation may at its option elect to redeem outstanding shares of Series A Preferred and Series B Preferred, in whole or in part (pro-rata or by lot among the outstanding shares of both series), on any Dividend Payment Date after the thirtieth
     (30th) day following the tenth (10th) anniversary of the Original Issue Date of the Series B Preferred Stock.

          (b) On June 30, 2008, the corporation shall redeem all of the shares of Series A Preferred and Series B Preferred outstanding on such date.

          (c) The redemption price per share for Series A Preferred and Series B Preferred redeemed on any optional or mandatory redemption date (the "Redemption Price") shall be equal to the Stated Value per share of the shares to be redeemed plus an amount equal to the aggregate dollar amount of all accrued and unpaid dividends through the redemption date that have not been added to the Stated Value of such shares. The Redemption Price shall be paid in cash from any source of funds legally available therefor, unless the corporation shall publicly announce at least 30 days prior to the redemption date that it has elected to make payment of the Redemption Price in Common Stock, in which case the Redemption Price shall be payable in Common Stock. If the corporation elects to pay the Redemption Price in shares of Common Stock, the number (or fraction) of shares to be issued in payment of the Redemption Price

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

     shall be calculated based on the Market Price per share of Common Stock as of the fifth Trading Day before the redemption date.

          (d) Not less than thirty nor more than sixty days prior the redemption date, a notice specifying the time and place of such redemption shall be given by first class mail, postage prepaid, to the holders of record of the shares of Series A Preferred and Series B Preferred to be redeemed at their respective addresses as the same shall appear on the books of the corporation (but no failure to mail such notice or any defect therein shall affect the validity of the proceedings for redemption except as to the holder to whom the corporation has failed to mail such notice or except as to the holder whose notice was defective), calling upon each such holder of record to surrender to the corporation on the redemption date at the place designated in such notice such holder's certificate or certificates representing the then outstanding shares of Series A Preferred or Series B Preferred held by such holder. On or after the Redemption Date, each holder of shares of Series A Preferred and Series B Preferred called for redemption shall surrender his certificate or certificates for such shares to the corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the Redemption Price in the manner set forth in Section 7(a) above. If the redemption is delayed for any reason, dividends shall continue to accrue on the shares of Series A Preferred and Series B Preferred outstanding, and shall be added to and become a part of the Redemption Price of such shares, until the Redemption Price, as so adjusted, for such shares is paid in full.

          (e) If a holder of shares of Series A Preferred or Series B Preferred called for redemption shall have elected, in accordance with the provisions of Section 10(b), to convert such shares into Common Stock, such shares of Series A Preferred or Series B Preferred which are to be converted into Common Stock shall no longer be subject to redemption, and conversion of same shall occur in accordance with the terms of Section 10.

     SECTION 8. SHARES TO BE RETIRED. All shares of Series A Preferred and Series B Preferred repurchased, redeemed, converted or otherwise acquired by the corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

     SECTION 9. VOTING RIGHTS.

          (a) Except as otherwise provided in this Section 9 or required by law or any provision of the Articles of Incorporation of the corporation, the holders of the shares of Series A Preferred and Series B Preferred shall vote together with the shares of Common Stock as a single class at any annual or special meeting of shareholders of the corporation upon the following basis: each holder of shares of Series A Preferred and Series B Preferred shall be entitled to such number of votes for the shares of Series A Preferred and Series B Preferred held by such holder on the record date fixed for such meeting as shall be equal to the whole number of shares of Underlying Common Stock for such shares of Series A Preferred and Series B Preferred immediately after the close of business on the record date fixed for such meeting.

          (b) With respect to any matter for which the affirmative vote of the holders of separate classes or series of the corporation's capital stock is required by the TBCA, the holders of Series A Preferred and Series B Preferred shall, except as provided in this Section 9 or required by law, vote together as a single class with respect to such matter and the holders of the shares of Series A Preferred and Series B Preferred shall not be entitled to vote as a separate class or series apart from each other, including, without limitation, any vote on a proposal to approve or adopt
     (i) any plan of merger, consolidation or share exchange for which the TBCA requires a shareholder vote; (ii) any disposition of assets for which the TBCA requires a shareholder vote; and (iii) any dissolution of the corporation for which the TBCA requires a shareholder vote.

          (c) For so long as any shares of Series A Preferred or Series B Preferred remain outstanding, the corporation shall not: (i) without the affirmative vote or consent of the holders of a majority of the shares of Series A Preferred and Series B Preferred voting together as a single class: (x) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock of Senior Securities or

     Parity Securities, or any security convertible into or exchangeable for Senior Securities or Parity Securities or reclassify or modify any Junior Securities so as to become Parity Securities or Senior Securities; provided that if the Series A Preferred and Series B Preferred are affected differently by such action, the holders of each series will vote as a separate class; or (y) amend the Articles of Incorporation to eliminate cumulative voting; or (ii) without the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred voting as a separate class, adopt any amendment to the Articles of Incorporation or the bylaws that would materially affect the terms of the Series A Preferred; or
     (iii) without the affirmative vote or consent of the holders of at least a majority of the shares of Series B Preferred voting as a separate class, adopt any amendment to the Articles of Incorporation or the Bylaws that would materially affect the terms of the Series B Preferred.

          (d) For so long as any shares of Series B Preferred remain outstanding, the affirmative vote or consent of the holders of at least a majority of the shares of Series B Preferred outstanding at the time shall be necessary to permit, affect or validate the amendment, alteration or repeal by the shareholders of any provisions of the Articles of Incorporation (including the Statement of Resolution relating to the Series A Preferred and Series B Preferred) or Bylaws of the corporation that would limit the authority of the Board of Directors to amend or repeal any provision of the corporation's Bylaws.

          (e) For so long as any shares of Series B Preferred remain outstanding and the Minimum Ownership Condition is met, the holders of the Series B Preferred shall have, in addition to the other voting rights required by law or set forth herein or in the corporation's Articles of Incorporation, the exclusive right, voting separately as a single class, to elect the minimum number of directors (such directors are referred to herein as the "Series B Directors") necessary to constitute a majority of the full Board of Directors of the corporation (excluding in any such calculation any Series A Directors). As of the Original Issue Date for the Series B Preferred, the holders of the Series B Preferred shall have the right to elect four of the seven members of the corporation's Board of Directors. The right to elect the Series B Directors pursuant hereto may be exercised by written consent in accordance with subsection (j) of this Section 9 or by vote at any annual or special meeting of shareholders held for the purpose of electing directors. At elections for the Series B Directors, each holder of Series B Preferred shall be entitled to one vote for each share held.

          (f) The Series B Directors elected as provided herein shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify. Any Series B Director may be removed with or without cause by, and shall not be removed other than by, the vote of the holders of a majority of the outstanding shares of Series B Preferred, voting separately as a class, at a meeting called for such purpose or by written consent in accordance with subsection (j) hereof. If the office of any Series B Director becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining Series B Directors, by majority vote, may elect a successor, or, alternatively, the holders of a majority of the outstanding shares of Series B Preferred, voting separately as a class, at a meeting called for such purpose or by written consent in accordance with subsection (k) hereof may elect a successor. Any such successor shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Series B Preferred to vote for and elect Series B Directors as herein provided (i) the Series B Directors then serving on the Board of Directors may continue to hold their office for the remainder of their term, subject to the right of the majority of the Non-Series A and B Directors to request their prior resignation, in which case the Series B Directors shall resign upon such request, and (ii) upon the expiration of the term of office or earlier resignation of each Series B Director pursuant to this sentence, the number of members constituting the corporation's Board of Directors shall automatically be reduced accordingly unless a majority of the directors other than the Series B Directors by resolution determine otherwise and elect additional directors to fill any resulting vacancies.

          (g) The following special voting provisions shall be applicable to the Series A Preferred Stock:

             (i) if the corporation shall be in arrears in the payment of dividends (whether Payable-in-Kind or in cash) on the shares of Series A Preferred and Series B Preferred for a total of six quarterly

        Divided Payment Dates, then the number of members of the Board of Directors shall automatically be increased by two additional directors and the holders of the Series A Preferred, voting as a separate class, shall have the exclusive right to elect two directors ("Series A Directors") immediately, and at the next and every subsequent annual meeting of shareholders called for the election of directors, at which the term of office of the Series A Directors expire;

             (ii) the right of the holders of Series A Preferred to elect the Series A Directors as aforesaid shall continue until such time as dividends accumulated on the Series A Preferred shall have been paid in full, whether Payable-in-Kind or in cash, at which time the office of the Series A Directors shall be eliminated and the special right of the holders of Series A Preferred so to vote separately as a class for the election of the Series A Directors shall terminate, subject to revesting at such time as the corporation shall be in arrears in the payment of dividends on the outstanding shares of Series A Preferred as set forth in clause (i) above;

             (iii) each Series A Director shall agree, prior to his election to office, to resign immediately upon any termination of the right of the holders of Series A Preferred to vote as a separate class for directors as herein provided, and upon any such termination, each Series A Director shall forthwith resign and the size of the Board of Directors shall automatically be reduced accordingly;

             (iv) unless otherwise required to resign as aforesaid, the term of office of each Series A Director shall terminate upon the election of a successor Series A Director at any meeting of the shareholders held for the purpose of electing directors; and

             (v) in any case in which the holders of Series A Preferred shall be entitled to vote pursuant to this Section 9(g), each holder of Series A Preferred shall be entitled to one vote for each share of Series A Preferred held.

          (h) During any period in which the holders of Series A Preferred shall be entitled to elect directors pursuant to subsection (g) of this Section 9, or the holders of Series B Preferred shall be entitled to elect directors pursuant to subsection (e) of this Section 9 the following shall be applicable:

             (i) if the annual meeting of shareholders of the corporation is not, for any reason, held within the time fixed in the Bylaws of the corporation, or if a vacancy shall exist in the office of a Series A Director or a Series B Director, a proper officer of the corporation, upon the written request of the holders of record of at least ten percent (10%) of the shares of the Series A Preferred or Series B Preferred then outstanding, as applicable, addressed to the Secretary of the corporation, shall call a special meeting in lieu of the annual meeting of shareholders, or in the event of a vacancy, a special meeting of the holders of Series A Preferred or Series B Preferred, as applicable, for the purpose of electing Series A Directors or Series B Directors, as applicable, and any such meeting shall be held at the earliest practicable date at such time and place as shall be determined by the corporation;

             (ii) if such meeting shall not be called by the proper officer of the corporation within twenty (20) days after personal service of said written request upon the Secretary of the corporation, or within (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the corporation at its principal executive offices, then the holders of record of at least ten percent (10%) of the outstanding shares of the Series A Preferred or Series B Preferred, as applicable, may designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by the person so designated upon the notice required for the annual meetings of shareholders of the corporation and shall be held at the principal executive offices of the corporation. Any holder of Series A Preferred or Series B Preferred, as applicable, so designated shall have access to the lists of Series A Preferred or Series B Preferred shareholders to be called pursuant to the provisions hereof; and

             (iii) at any meeting held for the purpose of electing a director at which the holders of Series A Preferred or Series B Preferred shall have the right, voting as a separate class, to elect the Series A Director or Series B Director pursuant to this Section 9, the presence in person or by proxy of the holders of at least one-third ( 1/3) of the outstanding Series A Preferred or Series B Preferred, as applicable, shall be required to constitute a quorum of such Series A Preferred or Series B Preferred, as applicable.

          (i) During any period in which the holders of Series B Preferred shall be entitled to elect directors pursuant to subsection (e) of this Section 9, (i) the holders of Series B Preferred shall not have the right or otherwise be entitled to vote in the election of any directors other than the Series B Directors, (ii) no Series B Director shall have the right to vote in the election of any person to fill any vacancy created by the death, resignation, retirement, disqualification or removal from office or otherwise of any director other than a Series B Director and all such rights with respect to the Non-Series A and B Directors shall be exercised for and on behalf of the Board of Directors by a majority of the Non-Series A and B Directors, and (iii) only the Non-Series A and B Directors shall have right to vote in any action by or on behalf of the Board of Directors with respect to nominating persons to serve as Non-Series A and B Directors to be elected at any meeting of shareholders that is held after the first meeting of shareholders at which Non-Series A and B Directors are elected that is held after the Original Issue Date of the Series B Preferred. The persons to be nominated by or on behalf of the Board of Directors for election as Non-Series A and B Directors at such first meeting of shareholders to be held after such Original Issue Date shall be such persons as shall have most recently been designated as such nominees by action of the Board of Directors prior to such Original Issue Date (or, if any of such nominees shall be unable or unwilling to serve, such other person or persons as shall be designated by the other such nominee or nominees), unless otherwise agreed after such date by the unanimous vote of all Non-Series A and B Directors then in office. Nothing in clause (ii) or
     (iii) above of this subsection (i), or in the immediately preceding sentence, shall limit or restrict the right of holders of shares of Common Stock and Series A Preferred to nominate and to elect, subject to and in accordance with applicable law, the other provisions of the Articles of Incorporation and the bylaws, persons to serve as Non-Series A and B Directors. This subsection (i) and the defined terms used herein may not be amended without (x) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and (y) the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock.

          (j) Pursuant to Article 9.10A of the TBCA, any action of the holders of the Series B Preferred, voting as a separate class, which is required by the TBCA to be taken at any annual or special meeting of the holders of the Series B Preferred, or is otherwise permitted to be taken by the holders of Series B Preferred at any annual or special meeting pursuant to the TBCA, the Articles of Incorporation (including the Statement of Resolution relating to the Series A Preferred and Series B Preferred) or the corporation's bylaws, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares of Series B Preferred having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares of Series B Preferred were present and voted.

     SECTION 10. CONVERSION RIGHTS. Holders of shares of Series A Preferred and Series B Preferred shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

          (a) Subject to and upon compliance with the provisions of this Section 10, each share of Series A Preferred and Series B Preferred shall be convertible at the option of the holder thereof into fully paid, nonassessable shares of Common Stock. The number (or fraction) of shares of Common Stock deliverable upon conversion of one share of Series A Preferred or Series B Preferred shall be determined by dividing the Stated Value of such share of Series A Preferred or Series B Preferred by the Conversion Price then in effect. For purpose of such determination, the Stated Value of each share of Series A Preferred or Series B Preferred shall be increased by the amount of accrued and unpaid dividends for all quarterly dividend payment periods ending on or prior to the date such shares are surrendered to the corporation for conversion and for the partial dividend period beginning on the date immediately following the most recent Dividend Payment Date through and including the date on which such shares are surrendered for conversion. Notwithstanding the foregoing, holders of shares of Series A Preferred and Series B Preferred surrendered for conversion shall have the right to require the corporation to make payment in cash of all such accrued and unpaid dividends, in lieu of such adjustment to the Stated Value to the extent funds are legally available therefor.

          (b) The conversion of any share of Series A Preferred or Series B Preferred may be effected by the holder thereof by the surrender of the certificate for such share to the corporation at the principal office of the Transfer Agent or to such other agent or agents of the corporation as may be designated by the Board of Directors. If any shares of Series A Preferred or Series B Preferred are called for redemption pursuant to
     Section 7 hereof, such right of conversion shall cease and terminate as to the shares called for redemption at the close of business on the Business Day immediately preceding the redemption date, unless the corporation shall default in the payment of the Redemption Price, in which event such conversion right shall remain in effect until full payment of the Redemption Price has been made.

          (c) As promptly as practicable after the surrender of shares of Series A Preferred and Series B Preferred for conversion, the corporation shall issue and deliver or cause to be issued and delivered to the holder of such shares certificates representing the number (or fraction) of fully paid and non-assessable shares of Common Stock into which such shares of Series A Preferred and Series B Preferred have been converted in accordance with the provisions of this Section 10. Subject to the following provisions of this
     Section 10, such conversion shall be deemed to have been made as of the close of business on the date on which the shares of Series A Preferred and Series B Preferred shall have been surrendered for conversion in the manner herein provided, so that the rights of the holder of the shares of Series A Preferred and Series B Preferred so surrendered shall cease at such time, and the person or persons entitled to receive the shares of Common Stock upon conversion thereof shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the corporation are closed shall be deemed to have been made, and shall be effective to terminate the rights of the holder or holders of the shares of Series A Preferred and Series B Preferred so surrendered for conversion and to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes, at the opening of business on the next succeeding day on which such transfer books are open and such conversion shall be at the Conversion Price in effect at such time.

          (d) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock deliverable upon conversion of the shares of Series A Preferred and Series B Preferred, the corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

          (e) The Conversion Price shall be subject to adjustment from time to time as follows:

             (i) In case at any time the corporation shall (A) subdivide the outstanding shares of Common Stock into a greater number of shares, or
        (B) combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted proportionately so that the adjusted Conversion Price shall bear the same relation to the Conversion Price in effect immediately prior to such event as the total number of shares of Common Stock outstanding immediately prior to such event shall bear to the total number of shares of Common Stock outstanding immediately after such event. Such adjustment shall become effective immediately after the effective date of a subdivision or combination.

             (ii) In case at any time the corporation shall declare, order, pay or make any dividend or other distribution to holders of the Common Stock payable in Common Stock, then in each such case, subject to
        Section 10(e)(v) hereof, the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of holders of any class of securities entitled to receive such dividend or distribution shall be reduced to a price (calculated to the nearest .001 of cent) determined by multiplying such Conversion Price by a fraction:

                (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend or distribution; and

                (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such dividend or distribution.

        Shares of Common Stock owned by or held for the account of the corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made on the date such dividend is paid or such distribution is made and shall become effective retroactive to the record date for the determination of shareholders entitled to receive such dividend or distribution.

             (iii) In case at any time the corporation shall declare, order, pay or make any dividend or other distribution to all holders of the Common Stock, other than a dividend payable in shares of Common Stock (including, without limitation, dividends or distributions payable in cash, evidences of indebtedness, rights, options or warrants to subscribe or purchase any Common Stock or other securities, or any other securities or other property, but excluding any rights to purchase any stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency beyond the control of the corporation), then, and in each such case, subject to
        Section 10(e)(v) hereof, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution shall be reduced to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction:

                (A) the numerator of which shall be the Market Price per share of Common Stock in effect as of such record date or, if the Common Stock trades on an ex-dividend basis, on the Trading Day immediately prior to the date of commencement of ex-dividend trading, less the value of such dividend or distribution (as determined in good faith by the Board of Directors of the corporation) applicable to one share of Common Stock, and

                (B) the denominator of which shall be such Market Price per share of Common Stock as of such record date or, if the Capital Stock trades on an ex-dividend basis, on the Trading Day immediately prior to the date of commencement of ex-dividend trading.

        Such adjustment shall be made on the date such dividend is paid or such distribution is made and shall become effective retroactive to the record date for the determination of shareholders entitled to receive such dividend or distribution.

             (iv) In case at any time the corporation issues or sells any shares of Common Stock or any rights, options or warrants to subscribe for or purchase shares of Common Stock or shares having the same rights, privileges and preferences as the Common Stock ("equivalent common stock") or securities convertible into Common Stock or equivalent common stock, at a price per share of Common Stock or equivalent common stock (or having a conversion price per share, if a security is convertible into shares of Common Stock or equivalent common stock) less than the Market Price of the Common Stock as of the date of such issue or sale, then upon such issue or sale the Conversion Price shall be reduced to such Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock and/or equivalent common stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Market Price and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of additional shares of Common Stock and/or equivalent common stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid in a consideration part of or all of which shall be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the corporation. Shares of Common Stock owned by or held for the account of the corporation shall not be deemed outstanding for the purpose of any such computation. Such issue or sale adjustment shall be made successively upon the issuance or sale of shares of Common Stock or equivalent common stock or any rights, options or warrants to subscribe for or purchase Common Stock or equivalent common stock or securities convertible into common stock or equivalent common stock. Notwithstanding the foregoing, no adjustment of the Conversion Price pursuant to this Section 10(e)(iv) shall be made upon (A) the conversion or redemption of shares of Series A Preferred or Series B Preferred; (B) the payment of any stock dividend on the Series A Preferred or Series B Preferred; (C) the issuance of options to officers, directors and employees of the corporation and its subsidiaries, to purchase shares of Common Stock, including any such options as are issued and outstanding as of the Original Issue of the Series B Preferred; (D) the issuance and sale of Common Stock upon exercise of any rights, options or warrants referenced in the immediately preceding clause (C) or in Section 10(e)(iii); or (E) the issuance and sale of Common Stock in an underwritten public offering at a price to the public of not less than 95% of the Closing Price of the Common Stock on the date of the pricing of such offering.

             (v) If the amount of any adjustment of the Conversion Price required pursuant to this Paragraph 10 would be less than 1% of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and an adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of such Conversion Price. All calculations under this Section 10 shall be made to the nearest .001 of a cent.

             (vi) Except as herein otherwise expressly provided, for all purposes of this Section 10(e) the term "Common Stock" shall mean the Common Stock and any shares of stock or other class of capital stock of the corporation which is not preferred as to dividends or assets over any other class of capital stock of the corporation and which is not subject to redemption, or which is issued to the holders of shares of Common Stock upon any reclassification thereof.

          (f) In case at any time after the Original Issuance Date, the corporation shall be a party to any transaction (including without limitation, a merger, consolidation, statutory share exchange, sale of all or substantially all of the corporation's assets or recapitalization of the Common Stock), in each case as a result of which shares of Common Stock (or any other securities of the corporation then issuable upon conversion of the Series A Preferred or Series B Preferred) shall be converted to the right to receive stock, securities or other property (including cash or any combination thereof) (each of the foregoing transactions being referred to as a "Fundamental Change Transaction"), then the shares of Series A Preferred and Series B Preferred remaining outstanding will thereafter no longer be subject to conversion into Common Stock (or such other securities) pursuant to this Section 10, but instead each share shall be convertible into the kind and amount of stock and other securities and property receivable (including cash) upon the consummation of such Fundamental Change Transaction by a holder of that number of shares or fraction thereof of Common Stock (or such other securities) into which one share of Series A Preferred or Series B Preferred was convertible immediately prior to such Fundamental Change Transaction assuming such holder of Common Stock failed to exercise any right of election as to the kind of consideration to be received in such Fundamental Change Transaction. The corporation shall not be a party to any Fundamental Change Transaction after which shares of the Series A Preferred and Series B Preferred shall remain outstanding unless the terms of such Fundamental Change Transaction are consistent with the provisions of this Section 10(f), and it shall not consent or agree to the occurrence of any such Fundamental Change Transaction until the corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the shares of Series A Preferred and Series B Preferred which will contain provisions enabling the holders of shares of the Series A Preferred and Series B Preferred which remain outstanding after such Fundamental Change Transaction to convert such shares into the consideration received by holders of Common Stock (or any other securities of the corporation then issuable upon conversion of the Series A Preferred or Series B Preferred) at the Conversion Price immediately after such Fundamental Change Transaction. In the event that at any time, as a result of an adjustment made pursuant to this Section 10, the Series A Preferred and Series B Preferred shall become subject to conversion into any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Series A Preferred and Series B Preferred shall be subject to adjustment from time to time in a manner and on terms nearly equivalent as practicable to the provisions with respect to the shares of Series A Preferred and Series B Preferred contained in this
     Section 10. The provisions of this Section 10(f) shall similarly apply to successive Fundamental Change Transactions.

          (g) Upon the occurrence of any event requiring an adjustment of the Conversion Price, then and in any such case the corporation shall promptly deliver to the holders of shares of Series A Preferred and Series B Preferred, a notice stating the Conversion Price resulting from such adjustment, the method of calculation thereof, and setting forth a brief statement of the facts requiring such adjustment and upon which such adjustment is based.

          (h) In case at any time:

             (i) the corporation shall declare or pay to all holders of Common Stock any dividend (whether payable in Common Stock, cash, securities or other property);

             (ii) there shall be any capital reorganization, or reclassification of the Common Stock of the corporation or consolidation or merger of the corporation with, or sale of all or substantially all of its assets to, another corporation or other entity;

             (iii) there shall be a voluntary or involuntary dissolution, liquidation, or winding-up of the corporation; or

             (iv) there shall be any other Fundamental Change Transaction;

     then, in any one or more of such cases, the corporation shall give to the holder of shares of Series A Preferred and Series B Preferred (A) at least 15 days prior to any event referred to in clause (i) above and at least 30 days prior to any event referred to in clause (ii), (iii) or (iv) above, written notice of the date on which the books of the corporation shall close or records shall be taken for such dividend or distribution or for determining rights to vote in respect of any such organization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, or Fundamental Change Transaction and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, or Fundamental Change Transaction known to the corporation, at least 30 days prior written notice of the date, or if not then known, a reasonable approximation thereof by the corporation) when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend or distribution, the date on which such holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which such holders of Common Stock shall be entitled to exchange their Common Stock securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, or Fundamental Change Transaction, as the case may be.

          (i) All shares of Common Stock issuable upon the conversion set forth in this Section 10 shall be validly issued, fully-paid and non-assessable.

     SECTION 11. RANKING.

          (a) The Series A Preferred and the Series B Preferred shall rank on a parity with each other as to payment of dividends and distributions and upon liquidation, dissolution or winding-up of the corporation. In the event the corporation is a party to any merger, consolidation or share exchange in which the Series A Preferred or Series B Preferred is converted or exchanged into any other securities, property, cash or other consideration, the securities, property, cash or other consideration into which the Series A Preferred and Series B Preferred, respectively, may be converted or exchanged shall be identical in kind and amount per share as that into which the Series B Preferred or Series A Preferred, as the case may be, may be converted or exchanged, and no shares of Series A Preferred or Series B Preferred shall be converted or exchanged therein into any securities, property, cash or other consideration unless all shares

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     of Series A Preferred and Series B Preferred may be converted or exchanged into the same kind and amount per share of securities, property, cash or other consideration.

          (b) Without limiting the definition of Junior Securities, the following securities and obligations of the corporation shall rank junior to the Series A Preferred and Series B Preferred with respect to the payments required or permitted to be made to the holders thereof pursuant to their respective governing instruments and payments required to be made to the holders of the Series A Preferred and Series B Preferred pursuant hereto: the shares of Common Stock and Series A Junior Participating Preferred Stock, par value $.01 per share.

     SECTION 12. RECORD HOLDERS. The corporation and the Transfer Agent may deem and treat the record holder of any shares of Series A Preferred and Series B Preferred as the true and lawful owner thereof for all purposes, and neither the corporation nor Transfer Agent shall be affected by any notice to the contrary.

     SECTION 13. NOTICE. Except as may otherwise be provided by law or provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the corporation as contemplated in Section 10(b) hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notices sent by Registered Mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: If to the corporation, to its principal executive offices (Attention: Corporate Secretary) or to any agent of the corporation designated as permitted hereby; or if to a holder of the Series A Preferred and Series B Preferred, to such holder at the address of such holder of the Series A Preferred and Series B Preferred as listed in the stock record books of the corporation (which shall include the records of the Transfer Agent), or to such other address as the corporation or holder, as the case may be, shall have designated by notice similarly given.

     SECTION 14. AUTHORIZATION BY NON-SERIES A AND B DIRECTORS. A majority of the Non-Series A and B Directors shall make (and no Series B Director shall be entitled to vote on) any determination required or permitted to be made by the Board of Directors on behalf of the corporation (i) pursuant to Section 7(c) hereof, as to whether to make payment of the Redemption Price of the Series A Preferred and Series B Preferred in cash or in kind, (ii) pursuant to Section 7(a) hereof, as to whether to exercise the corporation's option to redeem outstanding shares of Series A Preferred or Series B Preferred, or (iii) pursuant to Section 4(c) hereof, as to whether to make payment of any dividends declared by the Board of Directors on the Series A Preferred and Series B Preferred in cash or in kind; provided that, the Non-Series A and B Directors shall not be entitled to make any determination to pay cash dividends unless the corporation shall have sufficient cash legally available to make such payment in full.

     SECTION 15. SUCCESSORS AND TRANSFEREES. The provisions applicable to shares of Series A Preferred and Series B Preferred shall bind and inure to the benefit of and be enforceable by the corporation, the respective successors to the corporation, and by any record holder of shares of Series A Preferred and Series B Preferred.

     SECTION 16. CONVERSION OF SERIES B TO SERIES A SHARES. Upon any transfer of shares of Series B Preferred (or any transfer of beneficial ownership of such shares) to any Person other than to any Partnership Affiliate, such shares shall be automatically converted to shares of Series A Preferred on a one for one basis, and as a condition to the registration of the transfer of such shares, the certificate for the shares of Series B Preferred to be transferred shall be surrendered to the Transfer Agent in exchange for the issuance of a certificate for the same number of shares of Series A Preferred registered in the name of the transferee. In addition, at such time as the Minimum Ownership Condition is no longer met, all shares of Series B Preferred remaining outstanding shall be automatically converted to shares of Series A Preferred on a one for one basis and each holder of shares of Series B Preferred shall surrender to the Transfer Agent the certificates for such shares in exchange for certificates for the same number of shares of Series A Preferred registered in the name of such holder.

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     RESOLVED FURTHER, that the appropriate officers of the corporation, be, and they are hereby, authorized and directed from time to time to execute such certificates, instruments or other documents and do all such things as may be necessary or advisable in their discretion in order to carry out the terms hereof, including the filing with the Secretary of State for the State of Texas of a copy of the foregoing resolution executed by an officer of the corporation.

Dated: June 26, 1996.

                                           MESA INC.



                                           By:  /s/ STEPHEN K. GARDNER
                                               --------------------------------
                                                    Stephen K. Gardner
                                                    Vice President and
                                                    Chief Financial Officer




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